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                                                                    EXHIBIT 99.1


                         THERMATRIX INC. NEWS RELEASE

Thermatrix Inc.
2025 Gateway Place, Suite 132
San Jose, CA  95110

For further information contact:    John T. Schofield, Chairman, President & CEO
                                    408-453-0490
                                    Daniel S. Tedone, Executive VP and CFO
                                    423-539-9603
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                 THERMATRIX CLOSES $6 MILLION EQUITY FINANCING

(San Jose, CA July 8, 1999) -- Thermatrix Inc. (NASDAQ: TMXI) announced today that it has closed a private placement of $6 Million Convertible Redeemable Preferred Stock. The two largest existing shareholders of Thermatrix combined to purchase $3 Million of the Preferred Shares and a single new investor purchased the remainder.

The Preferred Shares carry an 8% coupon payable in stock or cash upon conversion. Conversion into Common Stock will be at the lesser of 85% of the market price or $5.00 per share. Fifty percent of the Preferred Shares may be converted after November 27, 1999 and the remainder cannot be converted until after January 26, 2000. The Company has the right to redeem the Preferred Shares at any time for 130% of the purchase price. The placement of Preferred Shares included warrants equivalent to 35,000 per $1 Million placed, convertible within three years at $5.31 per share.

The net proceeds of the placement are to be used for working capital and general business purposes. This equity transaction represents the first phase of a three-phase combined equity and debt placement program. The Company expects to raise up to $27 Million in the remainder of the program and is in active negotiations to place the balance of the financing. The proceeds of these phases will be used for additional working capital, execution of the strategic growth program and to repay seller financed debt associated with the acquisition of Wahlco Environmental Systems, Inc.

"We are pleased to have completed this critical first phase on a timely basis," said John T. Schofield, Chairman, President and CEO. "We believe completion of the three-phase financing will provide the strong financial base from which to execute our global growth program."

Thermatrix is a global industrial technology company that provides a range of products for the destruction or treatment of volatile organic compounds and hazardous air pollutants, including patented flameless thermal oxidation technology to provide the world's leading flameless solution for destroying these pollutants and compounds. Thermatrix is currently focusing its development activities on the application of its FTO technology to treat emissions from diesel

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engines, both mobile and stationary.  Earlier this year Thermatrix significantly broadened its line of products and services with the acquisition of Wahlco Environmental Systems, Inc. Wahlco manufactures and sells a variety of engineered products and related services together with the air pollution control systems to electric utilities, independent power producers, co-generation plants and industrial manufacturers worldwide.

This announcement contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Actual results could differ materially due to various risk factors set forth under "Risk Factors" in the Company's Annual Report on Form 10-K (Commission File No. 0-20819) and such other risks detailed from time to time in the Company's reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated events.



                               -Thermatrix Inc.-